(1)
On April 24, 2006, the Reporting Person entered into a forward sale agreement (the "Agreement") relating to up to 500,000 shares (the "Base Amount") of Class A Common Stock. The Agreement provides that the Reporting Person will deliver one block of up to 500,000 shares on April 24, 2009 (the "Maturity Date"). The final number of shares (or, at the option of the Reporting Person, the cash equivalent of such shares) to be delivered on the Maturity Date is equal to the product of (a) the Base Amount and (b) the Exchange Rate, which Exchange Rate will be determined as follows:

(i) If the closing price (the "Maturity Price") of the Class A Common Stock on the Maturity Date is less than or equal to $53.3780 (the "Issue Price"), the Exchange Rate will be 1;

(ii) If the Maturity Price is greater than the Issue Price but less than $80.067 (the "Threshold Price"), the Exchange Rate will be equal to the Issue Price divided by the Maturity Price, and

(iii) If the Maturity Price is equal to or greater than the Threshold Price, the Exchange Rate will be equal to 1 minus a fraction: (A) the numerator of which is the Threshold Price minus the Issue Price; and (B) the denominator of which is the Maturity Price.

In consideration thereof, the Reporting Person received a purchase price of $21,463,294.





(2)
On April 24, 2006, the Aurora Foundation entered into a forward sale agreement (the "Agreement") relating to up to 100,000 shares (the "Base Amount") of Class A Common Stock. The Agreement provides that the
Aurora Foundation will deliver one block of up to 100,000 shares on April 24, 2009 (the "Maturity Date"). The final number of shares (or, at the option of the Aurora Foundation, the cash equivalent of such shares) to be delivered on the Maturity Date is equal to the product of (a) the Base Amount and (b) the Exchange Rate, which Exchange Rate will be determined as follows:

(i) If the closing price (the "Maturity Price") of the Class A Common Stock on the Maturity Date is less than or equal to $53.0132 (the "Issue Price"), the Exchange Rate will be 1;

(ii) If the Maturity Price is greater than the Issue Price but less than $79.5198 (the "Threshold Price"), the Exchange Rate will be equal to the Issue Price divided by the Maturity Price, and

(iii) If the Maturity Price is equal to or greater than the Threshold Price, the Exchange Rate will be equal to 1 minus a fraction: (A) the numerator of which is the Threshold Price minus the Issue Price; and (B) the denominator of which is the Maturity Price.

In consideration thereof, the Aurora Foundation received a purchase price of $4,263,322.